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Exhibit 10.2

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

        This First Amendment to Asset Purchase Agreement (the "Amendment"), effective as of July 18, 2005, is by and between Regal Cinemas, Inc., a Tennessee corporation ("Buyer"), and Eastern Federal Corporation, a North Carolina corporation ("Seller"). Each of Buyer and Seller are sometimes referred to herein as a "Party" and, collectively, as the "Parties." Capitalized terms used in this Amendment but not defined herein shall have the meaning given such terms in the Agreement (as defined below).

RECITALS

        Whereas, Regal Entertainment Group, a Delaware corporation ("REG"), and Seller previously entered into that certain Asset Purchase Agreement, dated April 27, 2005 (the "Agreement") pursuant to which REG agreed to purchase the Purchased Assets; and

        Whereas, REG has assigned all of its right, title and interest in, to and under the Agreement to Buyer pursuant to that certain Assignment and Assumption Agreement dated July 15, 2005 by and between REG and Buyer; and

        Whereas, the Parties desire to amend the Agreement to remove the real property owned by Seller upon which an 8-screen theatre presently exists, and improvements thereon, having an address of 9700 Two Notch Road, Columbia, South Carolina, from the definition of Purchased Assets such that Seller will retain all right, title and interest to said property, and to make such other amendments to the Agreement as the Parties deem necessary or advisable.

        The Parties, intending to be legally bound, agree as follows:

AGREEMENT

        1.     The definition of "Polo Property" contained in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

    "Polo Property"—the property owned by Seller upon which an 8-screen theatre presently exists, and improvements thereon, having an address of 9700 Two Notch Road, Columbia, South Carolina.

        2.     The definition of "Polo REA" contained in Section 1.1 of the Agreement shall be deleted in its entirety.

        3.     The definition of "Polo Retained Land" contained in Section 1.1 of the Agreement shall be deleted in its entirety.

        4.     The definition of "Polo Survey" contained in Section 1.1 of the Agreement shall be deleted in its entirety.

        5.     The definition of "Retail Center Owned Properties" contained in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

    "Retail Center Owned Properties"—collectively, the Crown Point Property, the Royal Park Property and the Swamp Fox Property.

        6.     The definition of "Retail Center REAs" contained in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

    "Retail Center REAs"—collectively, the Crown Point REA, the Royal Park REA and the Swamp Fox REA.

        7.     The definition of "Retail Center Surveys" contained in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

    "Retail Center Surveys"—collectively, the Crown Point Survey and the Swamp Fox Survey. Unless otherwise agreed by Seller and Buyer, the Retail Center Surveys shall (a) be ALTA/ACSM Surveys; (b) include the following items specified in Table A of the ALTA/ACMS Standards: 2, 3, 4, 6, 7(a)-(c), 8, 9, 10, 11(a), 13, 14, 15 and 16; (c) contain a certification in form and substance reasonably satisfactory to Buyer, Seller and Title Company; and (d) be performed by a surveyor licensed to perform surveys in the state in which the surveyed property is located.

        8.     The definition of "Retained Land" contained in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

    "Retained Land"—collectively, the Crown Point Retained Land, the Royal Park Retained Land and the Swamp Fox Retained Land.

        9.     The definition of "Tangible Personal Property" contained in Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

    "Tangible Personal Property"—all machinery, equipment, tools, furniture, furnishings, fixtures, appliances, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books) and used or useful solely or primarily in connection with Seller's use, occupancy and operation of the Real Property, the Polo Property or other Purchased Assets, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

        10.   Section 2.1(d) of the Agreement shall be deleted in its entirety and replaced with the following:

          (d)   all Tangible Personal Property located at the premises of the Real Property and the Polo Property in the Ordinary Course of Business, including those items listed in Schedule 3.6(d) (except to the extent specified in Section 2.2(j));

        11.   The sum of $127,600,000 contained in line 3 of the sole paragraph of Section 2.3(a) of the Agreement shall be deleted and replaced with the sum of $126,250,000.

        12.   Section 3.4(b) of the Agreement shall be deleted in its entirety and replaced with the following:

          (b)   Schedule 3.4(b) contains theatre level cash flows for each theatre included in the Real Property and the theatre located at the Polo Property (the "Theatre Level Cash Flows"), for the twelve months ended December 31, 2004. The Theatre Level Cash Flows were prepared in good faith from the accounting records of Seller in a manner consistent with past practices.

        13.   Section 4.1 of the Agreement shall be deleted in its entirety and replaced with the following:

            4.1   Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to conduct its business as it is now conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not have a Material Adverse Effect on Buyer.

        14.   Schedule 2.1(a) to the Agreement shall be amended by (a) deleting entry 14 on page one of such schedule and (b) deleting the Legal Description for Movies at Polo Road, an uninc. area of Richland County, South Carolina.

        15.   Schedule 2.5 to the Agreement shall be amended by (a) deleting the numeric entries in the row titled Polo Road and replacing such entries with the numeric entries set forth in row "a" of the following table under the corresponding column as set forth in such table and (b) by deleting the numeric entries in the last row, which is untitled, and replacing such entries with the numeric entries set forth in row "b" of the following table under the corresponding column as set forth in such table:

	Asset Value	Land	St Wk/Bldg	Equip	Goodwill
a	4,450,000	0	0	65,131	4,384,869
b	126,250,000	17,500,000	41,311,878	7,589,867	59,848,255

        16.   Schedule 2.7(c)(iv) to the Agreement shall be amended by deleting entry "4. Polo Road REA (copy)" in its entirety and replacing such entry with the following"

  4. Polo Road Declaration of Restrictive Covenant (copy)

        17.   Schedule 2.7(c)(v) to the Agreement shall be amended by deleting entry "11. Polo Road REA (original)" in its entirety and replacing such with the following:

        11.   Polo Road Declaration of Restrictive Covenant (original)

        18.   Schedule 3.6(f)(ii) to the Agreement shall be deleted in its entirety and replaced with the following:

Schedule 3.6(f)(ii)—[Reserved]

        19.   Seller shall cease operations of, and shall close, the motion picture theatre at the Polo Property on or before the Effective Time and shall not use the Polo Property for any other purpose during the Access Period (defined below), except for non-operational purposes and in cases of emergency, maintenance and/or repair.

        20.   Buyer shall have the right to enter, and Seller shall grant Buyer access to, the Polo Property for a period of 30 days (the "Access Period") beginning on the day after the Effective Time for the purpose of removing the Tangible Personal Property located at the Polo Property. All personal property remaining at the Polo Property immediately following the Access Period will remain the property of Seller and Seller shall have no liability whatsoever to Buyer, or otherwise, arising out of Seller's removal, destruction or other disposition of same.

        21.   During the Access Period, Seller shall operate the heating, ventilating and air conditioning units at the Polo Property in such a manner consistent with past practices of Seller.

        22.   Buyer shall repair any damage caused to the Polo Property by Buyer's removal of the Tangible Personal Property at the Polo Property (other than such non-material damage as is reasonably necessary with respect to the removal process) and, at the expiration of the Access Period, shall leave the interior of the theatre at the Polo Property in the lesser condition of (a) substantially the same condition as the condition of such property immediately prior to the commencement of the Access Period and (b) a broom clean condition.

        23.   Buyer shall indemnify and hold harmless Seller Indemnified Persons, and shall reimburse Seller Indemnified Persons, for any Damages arising from or in connection with Buyer's removal of the Tangible Personal Property from the Polo Property and Buyer shall add Seller as an additional insured on Buyer's general liability policy for the duration of the Access Period solely for the purpose of providing for such indemnification; provided, however, that Buyer shall have no obligation to indemnify Seller for any damage caused to the Polo Property by Buyer's removal of the Tangible Personal Property from the Polo Property which Buyer repairs to Seller's satisfaction in its sole discretion pursuant to paragraph 22 of this Amendment.

        24.   Seller shall execute and deliver to the Closing Escrow Holder, at the Closing, two original counterparts of a declaration of restrictive covenant, in the form attached hereto as Exhibit A and otherwise in recordable form, which declaration shall be recorded in the real property records in the jurisdiction in which the Polo Property is located.

        25.   Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect without change.

        26.   This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(SIGNATURE PAGES FOLLOW)

        IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

Buyer:
REGAL CINEMAS, INC.
By:	/s/ PETER B. BRANDOW Name: Peter B. Brandow Title: Executive Vice President, General Counsel and Secretary
Seller:
EASTERN FEDERAL CORPORATION
By:	/s/ CARTER D. MEISELMAN Name: Carter D. Meiselman Title: President

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  Exhibit 10.2
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
RECITALS
AGREEMENT